                                                                      Exhibit 99
press release

                                                    Sierra Health Services, Inc.
                                                           2724 North Tenaya Way
                                                         Las Vegas, Nevada 89128
                                                                  (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS: Peter O'Neill                         Paul Palmer
          VP, Public & Investor Relations       SVP, Chief Financial Officer
          (702) 242-7156                        (702) 242-7112

             SIERRA HEALTH SERVICES ANNOUNCES AN INCREASE IN ITS
                          SHARE REPURCHASE PROGRAM

     Las Vegas,  February 25, 2003 - Sierra  Health  Services,  Inc.  (NYSE:SIE)
today  announced  that its Board of Directors has increased the number of shares it has authorized the company to purchase under its share repurchase  program to
2.6 million  shares.  On January 7, 2003,  the company  announced that the Board authorized  a program  for the  repurchase  of up to 2 million  shares of common stock.  The company said that such purchases have been made from time to time at prevailing  prices  in  the  open  market,  by  block  purchase  or  in  private transactions and have totaled  approximately 600,000 shares to date. The company had  approximately  29.5 million shares of common stock  outstanding at December
31, 2002.

     Sierra Health Services,  Inc., based in Las Vegas, is a diversified  health care services company that operates health maintenance organizations,  indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty  medical groups.  Sierra's  subsidiaries serve over 1.2 million people  through health benefit plans for employers,  government programs and individuals.  For more information,  visit the company's website at
www.sierrahealth.com.

     Statements  in  this  news  release  that  are  not  historical  facts  are
forward-looking   and  based  on  management's   projections,   assumptions  and
estimates;  actual results may vary materially.  Forward-looking  statements are subject to certain  risks and  uncertainties,  which include but are not limited to: 1)  potential  adverse  changes in  government  regulations,  contracts  and programs,  including TRICARE,  Medicare,  Medicaid and legislative  proposals to eliminate  or  reduce  ERISA  pre-emption  of state  laws  that  would  increase potential  managed care  litigation  exposure;  2)  competitive  forces that may affect pricing,  enrollment and benefit levels; 3) unpredictable  medical costs, malpractice  exposure,  reinsurance  costs and inflation;  4) impact of economic conditions;  5) changes in healthcare and workers' compensation reserves; 6) our failure to win the  competitive  procurement  for the North Region  TRICARE Next
Generation  contract;  and 7) the amount of actual  proceeds  realized  upon the final  disposition  of the  workers'  compensation  insurance  operation  or the inability to dispose of such  business.  Further  factors  concerning  financial risks and  results  may be found in  documents  filed  with the  Securities  and
Exchange Commission and which are incorporated herein by reference.

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